================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             _______________________

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)

                             _______________________

                             PLAYTEX PRODUCTS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   72813P 100
                                 (CUSIP Number)
                             _______________________

                                 ROBERT B. HAAS
                         C/O HAAS WHEAT & PARTNERS, L.P.
                         300 CRESCENT COURT, SUITE 1700
                               DALLAS, TEXAS 75201
                            TEL. NO.: (214) 871-8300
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                             _______________________


                                 October 2, 2004
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  2 of 17 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Capital Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  3 of 17 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,028,482
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          14.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  4 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Surplus Valentine Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      -0-
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       2,915,963
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,915,963
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,915,963
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  5 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  6 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       2,915,963
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,915,963
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,944,445
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.5%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  7 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  8 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       2,915,963
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,915,963
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,944,445
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.5%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  9 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Haas
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      17,084,037
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       2,915,963
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        17,084,037
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,915,963
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          32.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 10 of 17 Pages
-----------------------                                    ---------------------


                  Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement dated June 6, 1995, as amended by Amendment No. 1 dated June 8, 1998 (the "Schedule 13D"). Unless otherwise indicated, all defined terms used herein shall have the same meanings respectively ascribed to them in the Schedule 13D.

ITEM 1.  SECURITY AND ISSUER.

                  No material change.

ITEM 2.  IDENTITY AND BACKGROUND.

                  (a), (b), (c) and (f) are hereby amended as follows:

                  (a), (b), (c) and (f). The names and addresses of the persons filing this Schedule are as follows:

                  HWH Capital Partners, L.P. ("HWHCP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH Valentine Partners, L.P. ("HWHVP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH Surplus Valentine Partners, L.P. ("HWHSVP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH, L.P. ("HWHLP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHCP;

                  HWH Valentine, L.P. ("HWHV"), a Delaware limited partnership, the general partner of HWHVP and HWHSVP, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHVP and HWHSVP;

                  HWH Incorporated ("HWHI"), a Delaware corporation, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHLP;

                  HWH Valentine Incorporated ("HWHVI"), a Delaware corporation, the general partner of HWHV, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHV; and

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 11 of 17 Pages
-----------------------                                    ---------------------


                  Robert B. Haas, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

                  Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHI. Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHVI. The sole general partner of HWHCP, HWHVP and HWHSVP is HWHLP, HWHV and HWHV, respectively, and the sole general partner of each of such limited partnerships is HWHI, HWHVI and HWHVI, respectively, each of which is a corporation controlled by Mr. Haas.

                  Information in response to Items (a) through (c) and (f) with respect to Messrs. Haas and Wheat is set forth in Appendix I, attached hereto and incorporated by reference herein.

                  The above named persons are sometimes referred to as the "Reporting Parties." HWHCP, HWHVP and HWHSVP are referred to collectively, as the "Investors."

                  (d) and (e). No material change.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  No material change.

ITEM 4.  PURPOSE OF THE TRANSACTION.

                  No material change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  (a) and (b) are hereby amended as follows:

                  (a) and (b). The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the information contained in the Company's Form 10-Q filed on August 4, 2004.

                  As of the close of business on October 1, 2004:

Name of Reporting Party:

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 12 of 17 Pages
-----------------------                                    ---------------------


HWH CAPITAL PARTNERS, L.P.

--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      8,055,555
--------------------------------------------------------------------------------
(b)   Percentage                                                13.2%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             8,055,555
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           0
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               8,055,555
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct              0
           the disposition
--------------------------------------------------------------------------------


HWH VALENTINE PARTNERS, L.P.
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      9,028,482
--------------------------------------------------------------------------------
(b)   Percentage                                                14.7%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             9,028,482
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           0
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               9,028,482
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          0
           disposition
--------------------------------------------------------------------------------


HWH SURPLUS VALENTINE PARTNERS, L.P.
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      2,915,963
--------------------------------------------------------------------------------
(b)   Percentage                                                4.8%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             0
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           2,915,963
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               0
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          2,915,963
           disposition
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 13 of 17 Pages
-----------------------                                    ---------------------


HWH, L.P.
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      8,055,555
--------------------------------------------------------------------------------
(b)   Percentage                                                13.2%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             8,055,555
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           0
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               8,055,555
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          0
           disposition
--------------------------------------------------------------------------------


HWH VALENTINE, L.P.
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      11,944,445
--------------------------------------------------------------------------------
(b)   Percentage                                                19.5%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             9,028,482
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           2,915,963
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               9,028,482
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          2,915,963
           disposition
--------------------------------------------------------------------------------


HWH INCORPORATED
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      8,055,555
--------------------------------------------------------------------------------
(b)   Percentage                                                13.2%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             8,055,555
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           0
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               8,055,555
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          0
           disposition
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 14 of 17 Pages
-----------------------                                    ---------------------


HWH VALENTINE INCORPORATED
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      11,944,445
--------------------------------------------------------------------------------
(b)   Percentage                                                19.5%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             9,028,482
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           2,915,963
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               9,028,482
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          2,915,963
           disposition
--------------------------------------------------------------------------------


ROBERT B. HAAS
--------------------------------------------------------------------------------
(a)   Aggregate Number of Securities Owned                      20,000,000
--------------------------------------------------------------------------------
(b)   Percentage                                                32.7%
--------------------------------------------------------------------------------
      1.   Sole power to vote or to direct the vote             17,084,037
--------------------------------------------------------------------------------
      2.   Shared power to vote or to direct the vote           2,915,963
--------------------------------------------------------------------------------
      3.   Sole power to dispose or to direct the               17,084,037
           disposition
--------------------------------------------------------------------------------
      4.   Shared power to dispose of or to direct the          2,915,963
           disposition
--------------------------------------------------------------------------------
           (c), (d) and (e).  No material change.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is amended by adding at the end thereof the following:

AGREEMENT WITH NEIL DEFEO

                  On October 2, 2004, Haas Wheat & Partners, L.P. ("Haas Wheat"), an affiliate of the Reporting Parties, entered into an agreement (the "DeFeo Agreement") with Neil DeFeo, the newly appointed President and Chief Executive Officer of the Company.

                  Under the DeFeo Agreement, Haas Wheat agreed to vote all shares of Common Stock that it beneficially owns in favor of the approval of the Bonus Plan and

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 15 of 17 Pages
-----------------------                                    ---------------------


the Stock Plan (as such terms are used in the DeFeo Agreement) in connection with the Company seeking stockholder approval of such plans.

                  This discussion of the DeFeo Agreement is qualified in its entirety by reference to the DeFeo Agreement, which is attached hereto as
Exhibit 99.2.




ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

--------------------------------------------------------------------------------
EXHIBIT NUMBER             DESCRIPTION
--------------------------------------------------------------------------------
99.1                       Joint Filing Agreement, dated October 5, 2004,
                           among HWH Capital Partners, L.P., HWH Valentine
                           Partners, L.P., HWH Surplus Valentine Partners,
                           L.P., HWH, L.P., HWH Valentine, L.P., HWH
                           Incorporated, HWH Valentine Incorporated and Robert
                           B. Haas
--------------------------------------------------------------------------------
99.2                       Agreement dated October 2, 2004, between Haas Wheat
                           & Partners, L.P. and Neil P. DeFeo
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 16 of 17 Pages
-----------------------                                    ---------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 5, 2004


                                   HWH CAPITAL PARTNERS, L.P.

                                   By:   HWH, L.P., its general partner

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President



                                   HWH VALENTINE PARTNERS, L.P.

                                   By:   HWH Valentine, L.P., its
                                         general partner

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH SURPLUS VALENTINE PARTNERS, L.P.

                                   By:   HWH Valentine, L.P., its general
                                         partner

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 17 of 17 Pages
-----------------------                                    ---------------------


                                   HWH, L.P.

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President



                                   HWH VALENTINE, L.P.

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President



                                   HWH INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President



                                   HWH VALENTINE INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   /s/ Robert B. Haas
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                                   Robert B. Haas